Master Manufacturing Services Agreement

[*] = Certain portions of this agreement have been the omitted because the omitted portions are both (i) not material and (ii) is the type that the registrant treats as private or confidential.
Exhibit 10.8

Master Manufacturing Services Agreement
October 1, 2015

Master Manufacturing Services Agreement

Table of Contents

ARTICLE 1	STRUCTURE OF AGREEMENT AND INTERPRETATION	1
1.1	Master Agreement.	1
1.2	Product Agreements.	1
1.3	Definitions.	2
1.4	Currency.	8
1.5	Sections and Headings.	8
1.6	Singular Terms.	8
1.7	Appendix 1, Schedules and Exhibits.	8
ARTICLE 2	PATHEON'S MANUFACTURING SERVICES	9
2.1	Manufacturing Services.	9
2.2	Active Material Yield.	12
ARTICLE 3	CLIENT'S OBLIGATIONS	13
3.1	Payment.	13
3.2	Active Materials and Qualification of Additional Sources of Supply.	13
ARTICLE 4	CONVERSION FEES AND COMPONENT COSTS	14
4.1	First Year Pricing.	14
4.2	Price Adjustments - Subsequent Years' Pricing.	14
4.3	Price Adjustments - Current Year Pricing.	16
4.4	Adjustments Due to Technical Changes or Regulatory Authority Requirements.	16
4.5	Multi-Country Packaging Requirements.	17
ARTICLE 5	ORDERS, SHIPMENT, INVOICING, PAYMENT	17
5.1	Orders and Forecasts.	17
5.2	Reliance by Patheon.	19
5.3	Minimum Orders.	20
5.4	Delivery and Shipping.	20
5.5	Invoices and Payment.	20
ARTICLE 6	PRODUCT CLAIMS AND RECALLS	20
6.1	Product Claims.	20
6.2	Product Recalls and Returns.	21
6.3	Patheon's Responsibility for Defective and Recalled Products.	22
6.4	Disposition of Defective or Recalled Products.	23
6.5	Healthcare Provider or Patient Questions and Complaints.	23
6.6	Sole Remedy.	23
ARTICLE 7	CO-OPERATION	24
7.1	Quarterly Review.	24
7.2	Governmental Agencies.	24
7.3	Records and Accounting by Patheon.	24
7.4	Inspection.	24
7.5	Access.	25
7.6	Notification of Regulatory Inspections.	25
7.7	Reports.	25
7.8	Regulatory Filings.	25
7.9	Inspection by Regulatory Authorities.	26
ARTICLE 8	TERM AND TERMINATION	27
8.1	Initial Term.	27
8.2	Termination for Cause.	27
8.3	Termination by Client.	28
8.4	Product Discontinuation.	28
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Master Manufacturing Services Agreement

8.5	Obligations on Termination.	28
ARTICLE 9	REPRESENTATIONS, WARRANTIES AND COVENANTS	29
9.1	Authority.	29
9.2	Client Warranties.	29
9.3	Patheon Warranties.	30
9.4	Debarred Persons.	31
9.5	Permits.	31
9.6	Compliance and Laws.	31
9.7	No Warranty.	31
ARTICLE 10	REMEDIES AND INDEMNITIES	31
10.1	Consequential Damages.	31
10.2	Limitation of Liability.	32
10.3	Patheon Indemnity.	32
10.4	Client Indemnity.	33
10.5	Reasonable Allocation of Risk.	33
ARTICLE 11	CONFIDENTIALITY	33
11.1	Confidential Information.	33
11.2	Use Of Confidential Information.	34
11.3	Exclusions.	34
11.4	Photographs And Recordings.	35
11.5	Permitted Disclosure.	35
11.6	Return of Confidential Information.	35
11.7	Remedies.	35
ARTICLE 12	DISPUTE RESOLUTION	36
12.1	Commercial Disputes.	36
12.2	Technical Dispute Resolution.	36
ARTICLE 13	MISCELLANEOUS	36
13.1	Inventions.	36
13.2	Intellectual Property.	37
13.3	Insurance.	37
13.4	Independent Contractors.	38
13.5	No Waiver.	38
13.6	Assignment.	38
13.7	Force Majeure.	38
13.8	Additional Product.	39
13.9	Notices.	39
13.10	Severability.	40
13.11	Entire Agreement.	40
13.12	Other Terms.	40
13.13	No Third Party Benefit or Right.	40
13.14	Execution In Counterparts.	40
13.15	Use of Client Name.	41
13.16	Taxes.	41
13.17	Governing Law.	42
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Master Manufacturing Services Agreement

MASTER MANUFACTURING SERVICES AGREEMENT
THIS MASTER MANUFACTURING SERVICES AGREEMENT (the "Agreement") is made as of October 1, 2015 (the “Effective Date”)
B E T W E E N:

PATHEON PHARMACEUTICALS INC.,
a corporation existing under the laws of the State of Delaware

("Patheon"),
- and -

JAZZ PHARMACEUTICALS IRELAND LIMITED,
a corporation existing under the laws of Ireland

("Client").

In consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound the parties agree as follows:
ARTICLE 1
STRUCTURE OF AGREEMENT AND INTERPRETATION
1.1Master Agreement.
    This Agreement establishes the general terms and conditions under which Patheon or any Affiliate of Patheon may perform Manufacturing Services for Client or any Affiliate of Client, at the manufacturing site where the Affiliate of Patheon resides. This “master” form of agreement is intended to allow the parties, or any of their Affiliates, to contract for the manufacture of multiple Products through Patheon’s global network of manufacturing sites through the issuance of site specific Product Agreements without having to re-negotiate the basic terms and conditions contained herein.
1.2Product Agreements.
    This Agreement is structured so that a Product Agreement may be entered into by the parties or their respective Affiliates for Manufacturing Services for a particular Product or multiple Products at a Patheon Manufacturing Site. Each Product Agreement will be governed by the terms and conditions of this Agreement unless the parties to the Product Agreement expressly reference the applicable section of this Agreement and modify its terms in the Product Agreement. Unless otherwise agreed by the parties, each Product Agreement will be in the general form and contain the information set forth in Appendix 1

Master Manufacturing Services Agreement

hereto. The parties intend that, after the parties enter into a Product Agreement with respect to the Client’s Xyrem® Product(s), this Agreement and such Product Agreement issued hereunder related to Client’s Xyrem® Product(s) will supersede the Manufacturing Services and Supply Agreement between Patheon and Client (as successor in interest to Jazz Pharmaceuticals, Inc.) dated March 13, 2007 as amended.
1.3Definitions.
The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:
“Act” means the United States Food, Drug and cosmetic Act, as amended from time to time, and the regulations promulgated thereunder;
"Active Materials", “Active Pharmaceutical Ingredients” or “API” means the materials listed in a Product Agreement on Schedule D;
"Active Materials Credit Value" means the value of the Active Materials for certain purposes of this Agreement, as set forth in a Product Agreement on Schedule D;
“Actual Annual Yield” or “AAY” has the meaning specified in Section 2.2(a);
“Actual Yearly Volume” or “AYV” for each Product has the meaning specified in the applicable Product Agreement;
"Affiliate" means:
(a)    a business entity which owns, directly or indirectly, a controlling interest in a party to this Agreement, by stock ownership or otherwise; or
(b)    a business entity which is controlled by a party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or
(c)    a business entity, the controlling interest of which is, directly or indirectly, under common control with a party to this Agreement;
For this definition, "control" means the ownership of shares carrying at least a majority of the votes for the election of the directors of a corporation;
“Annual Product Review Report” means the annual product review report, which will be prepared by Patheon, as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e);
"Annual Report" means the annual report to the FDA, which is required to be prepared and filed by Client, regarding the Product as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2);

Master Manufacturing Services Agreement

"Annual Volume" means the minimum volume of Product to be manufactured in any Year of this Agreement as set forth in Schedule B;
"Applicable Laws" means all applicable federal, state and local laws, rules, regulations and requirements;
"Authority" means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal;
“Batch” means a specific quantity of Active Material and Components that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture;
“Bill Back Items” means the expenses for all third party supplier fees for the purchase or use of columns, standards, non-standard tooling, non-standard pallets, non-standard PAPR or PPE suits (where applicable) and other project-specific items necessary for Patheon to perform the Manufacturing Services, and which are not included as Components, as may be specified in the Product Agreement for a Product;
“Breach Notice” has the meaning specified in Section 8.2(a);
"Business Day" means a day other than a Saturday, Sunday or a day that is a statutory holiday in the country where the Manufacturing Site is located, unless another country is specified in the Product Agreement;
“Capital Equipment Agreement” means a separate agreement that the parties may enter into that will address responsibility for the purchase of capital equipment and facility modifications that may be required to perform the Manufacturing Services under a particular Product Agreement;
"cGMPs" means, as applicable, current good manufacturing practices as described in the laws of the applicable jurisdiction, including without limitation:
(a)    Parts 210 and 211 of Title 21 of the United States' Code of Federal Regulations;
(b)    EC Directive 2003/94/EC; and
(c)    Division 2 of Part C of the Food and Drug Regulations (Canada);
together with the latest Health Canada, FDA and EMA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;
“Client Intellectual Property” means (a) Intellectual Property possessed, generated or derived by Client before entering into this Agreement and (b) Intellectual Property generated or derived by Patheon while performing any Manufacturing Services or otherwise generated or derived by

Master Manufacturing Services Agreement

Patheon in its business, to the extent this Intellectual Property is specific to, or dependent upon, Client’s Active Material or Product or its development, manufacture, use and sale;
“Client Property” has the meaning specified in Section 8.5(d);
"Client Requested Changes" has the meaning specified in Section 4.4;
“Client-Supplied Components” means those Components to be supplied by Client or that have been supplied by Client, as specified in each Product Agreement;
"Components" means, collectively, all packaging components, raw materials, ingredients, and other materials (including labels, product inserts and other labelling for the Products) required to manufacture the Products in accordance with the Specifications, other than the Active Materials;
“Confidential Information” has the meaning specified in Section 11.1;
“CTD” has the meaning specified in Section 7.8(c);
“C-TPAT” has the meaning specified in Section 2.1(f);
“DEA” means the United States Drug Enforcement Administration or its counterparts in other countries;
“Deficiencies” have the meaning specified in Section 7.8(d);
"Deficiency Notice" has the meaning specified in Section 6.1(a);
“Delivery Date” means the date scheduled for shipment of Product under a Firm Order;
“Disclosing Party” has the meaning specified in Section 11.1;
"EMA" means the European Medicines Agency or any successor agency thereto;
"FDA" means the United States Food and Drug Administration or any successor agency thereto;
"Firm Orders" have the meaning specified in Section 5.1(c);
“Force Majeure Event” has the meaning specified in Section 13.7;
"GST" has the meaning specified in Section 13.16(a)(ii);
"Health Canada" means the section of the Canadian Government known as Health Canada and includes, among other departments, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate or any successor agency thereto;
“Importer of Record” has the meaning specified in Section 3.2(a);
“Initial Product Term” has the meaning specified in Section 8.1;

Master Manufacturing Services Agreement

“Initial Set Exchange Rate” means as of the Effective Date of a Product Agreement, the initial exchange rate set forth in the Product Agreement to convert one unit of the billing currency into the Patheon Manufacturing Site local currency, calculated as the daily average interbank exchange rate for conversion of one unit of the billing currency into the Patheon Manufacturing Site local currency during the 90 day period immediately preceding the Effective Date as published by OANDA.com “The Currency Site” under the heading “FxHistory: historical currency exchange rates” at www.OANDA.com/convert/fxhistory;
“Initial Term” has the meaning specified in Section 8.1;
"Intellectual Property" includes, without limitation, rights in patents, patent applications, formulae, trademarks, trademark applications, trade-names, Inventions, copyrights, industrial designs, and know how;
"Invention" means information about any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;
"Inventory" means all inventories of Components and work-in-process produced or held by Patheon for the manufacture of the Products but, for greater certainty, does not include the Active Materials;
"Laws" means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority applicable to the activities hereunder and include, without limitation, cGMPs;
“Long Term Forecast” has the meaning specified in Section 5.1(a);
"Manufacturing Services" means all of the manufacturing, quality control, quality assurance, stability testing, packaging, and related services, as set forth in this Agreement, required to manufacture Product or Products using the Active Materials, Components, and Bill Back Items;
"Manufacturing Site" means the facility owned and operated by Patheon where the Manufacturing Services will be performed as identified in a Product Agreement;
“Materials” means all Components and Bill Back Items required to manufacture the Products in accordance with the Specifications, other than the Active Materials;
"Maximum Credit Value" means the maximum value of Active Materials that may be credited by Patheon under this Agreement, as set forth in a Product Agreement on Schedule D;
"Minimum Order Quantity" means the minimum number of Batches of a Product to be produced during the same cycle of manufacturing as set forth in a Product Agreement on Schedule B;
“Obsolete Stock” has the meaning specified in Section 5.2(b);

Master Manufacturing Services Agreement

“Patheon Competitor” means a business that derives greater than [*] of its revenues from performing contract pharmaceutical development or commercial manufacturing services;
“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon in the course of performing the Manufacturing Services which are not related to or derived from the Client’s Intellectual Property or specific to, or dependent upon, a Product and which have general application to manufacturing processes or formulation development of drug product or drug delivery. But this definition will not include any Intellectual Property allocated to or assigned to Jazz Pharmaceuticals or any of its Affiliates under any prior agreement entered into with Patheon or any of its Affiliates which will remain the exclusive property of Jazz Pharmaceuticals or its Affiliate;
“PPI” has the meaning specified in Section 4.2(a);
"Patheon Requested Changes" has the meaning specified in Section 4.4;
“Price” means, with respect to each Product, the price to be charged by Patheon for performing the Manufacturing Services for such Product, and includes the cost of Components (other than Client-Supplied Components), certain cost items as set forth in a Product Agreement on Schedule B, and annual stability testing costs as set forth in a Product Agreement on Schedule C;
"Product(s)" means the product(s) listed in a Product Agreement on Schedule A hereto;
“Product Agreement” means the document, signed by Patheon and Client or their respective Affiliates and issued under this Agreement generally in the form set forth in Appendix 1 (including Schedules A to D) under which Patheon will perform Manufacturing Services at a particular Manufacturing Site under the terms and conditions hereof;
“Product Agreement Non-Renewal Notice Period” will have the meaning specified in Section 8.1;
“Product Claims” have the meaning specified in Section 6.3(d);
"Quality Agreement" means the agreement between the parties entering a Product Agreement that sets out the quality assurance standards for the Manufacturing Services to be performed by Patheon for Client;
“Recall” has the meaning specified in Section 6.2(a);
“Recipient” has the meaning specified in Section 11.1;
“Regulatory Approval” has the meaning specified in Section 7.8(a);
"Regulatory Authority" means the FDA, EMA, and Health Canada and any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical products including the Products in the Territory;

Master Manufacturing Services Agreement

“Remediation Period” has the meaning specified in Section 8.2(a);
“Representatives” means a party’s directors, officers, employees, agents, consultants, or subcontractors;
"Required Manufacturing Changes" has the meaning specified in Section 4.4;
“Resident Jurisdiction" has the meaning specified in Section 13.16(a)(i);
“Set Exchange Rate” means the exchange rate to convert one unit of the billing currency into the Patheon Manufacturing Site local currency for each Year, calculated as the average daily interbank exchange rate for conversion of one unit of the billing currency into the Patheon Manufacturing Site local currency during the full year period (October 1st [preceding year] to September 30th) as published by OANDA.com “The Currency Site” under the heading “FxHistory: historical currency exchange rates” at www.OANDA.com/convert/fxhistory;
“Shortfall Credit” has the meaning specified in Section 2.2(b);
"Specifications" means the file, for each Product, which is given by Client to Patheon in accordance with the procedures listed in a Product Agreement on Schedule A and which contains documents relating to each Product, including, without limitation:
(a)    specifications for Active Materials and Components including approved vendor;
(b)    manufacturing specifications, directions, and processes;
(c)    storage requirements;
(d)    environmental, health and safety information for each Product including material safety data sheets; and
(e)    the finished Product specifications, packaging specifications and shipping requirements for each Product;
all as updated, amended and revised from time to time by Client in accordance with the terms of this Agreement;
“Target Yield” has the meaning specified in Section 2.2(a);
“Target Yield Determination Batches” has the meaning specified in Section 2.2(a);
"Tax" or "Taxes" have the meaning specified in Section 13.6(a);
"Technical Dispute" has the meaning specified in Section 12.2;
"Territory" means the geographic area described in a Product Agreement where Products manufactured by Patheon will be distributed by Client;

Master Manufacturing Services Agreement

"Third Party Rights" means the Intellectual Property of any third party;
"VAT" has the meaning specified in Section 13.16(d);
"Year" means in the first year of this Agreement or in the first year of a Product Agreement, the period from the Effective Date up to and including December 31 of the same calendar year, and thereafter will mean a calendar year; and
“Yearly Forecast Volume” or “YFV” has the meaning specified in Section 4.2.1;
1.4Currency.
Unless otherwise agreed in a Product Agreement, all monetary amounts expressed in this Agreement are in United States Dollars (USD).
1.5Sections and Headings.
The division of this Agreement into Articles, Sections, Subsections, an Appendix, Schedules and Exhibits and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section, Appendix, Schedule or Exhibit refers to the specified Section, Appendix, Schedule or Exhibit to this Agreement. In this Agreement, the terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement as a whole and not to any particular part, Section, Appendix, Schedule or Exhibit of this Agreement.
1.6Singular Terms.
Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.
1.7Appendix 1, Schedules and Exhibits.
Appendix 1 (including the Schedules thereto) and the following Exhibits are attached to, incorporated in, and form part of this Agreement:
Appendix 1    Form of Product Agreement (Including Schedules A to D)
Exhibit A    Technical Dispute Resolution
Exhibit B    [Reserved]
Exhibit C    Quarterly Active Materials Inventory Report
Exhibit D    Report of Annual Active Materials Inventory Reconciliation and Calculation of Actual Annual Yield
Exhibit E    Example of Price Adjustment Due to Currency Fluctuation

Master Manufacturing Services Agreement

ARTICLE 2
PATHEON'S MANUFACTURING SERVICES
2.1Manufacturing Services.
Patheon will perform the Manufacturing Services for the Territory for the Price set forth in the applicable Product Agreement in Schedules B and C to manufacture Products for Client. Schedule B to a Product Agreement sets forth a list of cost items that are included or not included in the Price for Products; all cost items that are not included in the Price are subject to additional fees to be paid by Client. The Price may be adjusted as set forth in Article 4. Patheon may change the Manufacturing Site for the Products only with the prior written consent of Client. If the parties agree that a minimum percentage of any Product will be manufactured by Patheon, (a) this agreement will be set forth in the applicable Product Agreement; and (b) Client may establish other suppliers as additional manufacturers of each Product and may purchase each Product from these manufacturers, if Patheon does not, or cannot, meet all of Client’s Firm Orders for the Product. Patheon will be entitled to any applicable manufacturing tax credits that arise from performing the Manufacturing Services under this Agreement. In performing the Manufacturing Services, Patheon and Client agree that:
(a)    Conversion of Active Materials and Components. Patheon will convert each Active Material and the applicable Components into Product, as set forth in the applicable Product Agreement.
(b)    Quality Control and Quality Assurance. Patheon will perform the quality control and quality assurance testing specified in the Quality Agreement. Batch review and release to Client will be the responsibility of Patheon’s quality assurance group. Unless otherwise set forth in the Quality Agreement, Patheon will perform its batch review and release responsibilities in accordance with Patheon’s standard operating procedures. Unless otherwise set forth in the applicable Product Agreement or Quality Agreement, each time Patheon ships Products to Client, it will give Client a certificate of analysis and certificate of compliance including a certification that the Batch has been evaluated by Patheon’s Quality Control/Quality Assurance department and that the Product complies with the Specifications and was manufactured in accordance with cGMPs. Patheon will test each Batch of Product to be supplied pursuant to this Agreement in accordance with the methods for the Product set forth in the Specifications before delivery of the Batch to Client. Client reserves the right to test or have tested all Products supplied by Patheon and to reject Product that fails to comply with the applicable Specifications or Product that was not manufactured in accordance with cGMPs or Applicable Laws. Client will have sole responsibility for the release of Products to the market. The form and style of batch documents, including, but not limited to, Batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of Patheon. Specific Product related information contained in those Batch documents is Client Property.
(c)    Components. Patheon will purchase and test all Components (with the exception of Client-Supplied Components) at Patheon's expense and as required by the Specifications.

Master Manufacturing Services Agreement

But Patheon may agree to test certain Client-Supplied Components as specified in the applicable Product Agreement. Client will have the right to specify the suppliers for the Components but if the supplier is not an approved supplier currently used by Patheon, it will be Client’s responsibility to audit and approve the supplier.  At Client’s request and for an additional fee, Patheon may agree to audit and approve the supplier. Patheon will not change any Specifications or supplier of any Components without the prior written consent of Client.
(d)    Active Material. Promptly following receipt of the Active Material to be supplied by Client, Patheon will test (pursuant to test methods and drug specifications to be provided by Client) and approve the Active Material as acceptable for performing Manufacturing Services under this Agreement and the applicable Product Agreement. Unless otherwise agreed in a Product Agreement, Patheon will notify Client in writing within [*] days of receipt of any failure of Active Material unless earlier notice is required by Applicable Law; absent this notice, the Active Material will be deemed to be accepted and approved by Patheon.
(e)    Stability Testing. Patheon will conduct stability testing on the Products in accordance with the protocols set out in the Specifications for the fees and at the time periods set out in Schedule C to a Product Agreement. Patheon will not make any changes to these testing protocols or Specifications without prior written consent of Client. Patheon will promptly provide any and all data and results relating to the stability testing upon request by Client. If any Batch of a Product fails or is suspected to fail stability testing, Patheon will notify Client within [*], after which Patheon and Client will jointly determine the proceedings and methods to be undertaken to investigate the cause of the failure, including which party will bear the cost of the investigation. Patheon will not be liable for these costs unless it has failed to perform the Manufacturing Services in accordance with the Specifications and cGMPs. Patheon will give Client all stability test data and results at Client’s request.
(f)     Packaging and Artwork. Patheon will package the Products in accordance with the Specifications. Client will be responsible for the cost of artwork development. Patheon will determine and imprint the Batch numbers and expiration dates for each Product shipped. The Batch numbers expiration dates, and when agreed upon by the Parties, serial numbers will be affixed on the Products and on the shipping carton of each Product as outlined in the Specifications and as required by cGMPs. Client may, in its sole discretion, make changes to labels, product inserts, and other packaging for the Products. Those changes will be submitted by Client to all applicable Regulatory Authorities and other third parties responsible for the approval of the Products. Client will be responsible for the cost of labelling obsolescence when changes occur, as contemplated in Section 4.4. Patheon's name will not appear on the label or anywhere else on the Products unless: (i) required by any Laws; or (ii) Patheon consents in writing to the use of its name. At least [*] days prior to the Delivery Date of Product for which new or modified artwork is required, Client will provide at no cost to Patheon, final camera ready artwork for all packaging Components to be used in the manufacture of the Product that meet the Specifications. But if this new or modified artwork is required in connection with a Product

Master Manufacturing Services Agreement

launch or is due to changes in safety information or Regulatory Authority requirements, then Patheon will use commercially reasonable efforts to implement the changes to the artwork on an expedited basis. For the avoidance of doubt, the parties acknowledge and agree that Client will be responsible for complying with any and all regulatory requirements for the labeling of the Product.
(g)     Active Materials and Client-Supplied Components.  If Patheon has advised Client of the scheduled production date, then, at least [*] days before the scheduled production date, Client will deliver the Active Materials and any Client-Supplied Components to the Manufacturing Site [*] (Incoterms 2010), at no cost to Patheon, in sufficient quantity to enable Patheon to manufacture the desired quantities of Product and to ship Product on the Delivery Date. If the Active Materials and/or Client-Supplied Components are not received [*] days before the scheduled production date, Patheon may delay the shipment of Product by the same number of days as the delay in receipt of the Active Materials and/or Client-Supplied Components. But if Patheon is unable to manufacture Product to meet this new shipment date due to prior third party production commitments, Patheon may delay the shipment until a later date as agreed to by the parties. All shipments of Active Material will be accompanied by certificate(s) of analysis from the Active Material manufacturer and Client, confirming the identity and purity of the Active Materials and its compliance with the Active Material specifications. For Active Materials or Client-Supplied Components which may be subject to import or export, Client agrees that it will use reasonable efforts to ensure that its vendors and carriers will comply with applicable requirements of the U.S. Customs and Border Protection Service and the Customs Trade Partnership Against Terrorism (“C-TPAT”).
(h)    Bill Back Items. Bill Back Items will be charged to Client at Patheon’s cost plus a [*] handling fee.
(i)    Validation Activities (if applicable). Patheon may assist in the development and approval of the validation protocols for analytical methods and manufacturing procedures (including packaging procedures) for the Products. The fees for this service are not included in the Price and will be set out separately in Schedule C to a Product Agreement.
(j)    Additional Services. If Client requests services other than those expressly set forth herein or in any Product Agreement (such as qualification of a new packaging configuration or shipping studies, or validation of alternative Batch sizes), Patheon will provide a good faith and reasonable written quote of the fee for the additional services and Client will advise Patheon whether it wishes to have the additional services performed by Patheon. The scope of work and fees will be set forth in a separate statement of work signed by the parties, which will subject to the terms and conditions hereof. The title of this statement of work will reference the applicable Product Agreement and will be numbered sequentially.
2.2Active Material Yield.

Master Manufacturing Services Agreement

(a)    Reporting. Patheon will give Client a monthly inventory report of the Active Materials held by Patheon using the inventory report form set out in Exhibit C, which will contain the following information for the month:
Quantity Received: The total quantity of each Active Material that complies with the applicable Specifications and is received at the applicable Manufacturing Site during the applicable period.
Quantity Dispensed: The total quantity of each Active Material dispensed at the applicable Manufacturing Site during the applicable period. The Quantity Dispensed is calculated by [*]. The Quantity Dispensed will only include Active Materials received and dispensed in commercial manufacturing of Products and, for certainty, will not include any (i) Active Materials that must be retained by Patheon as samples, (ii) Active Materials contained in Product that must be retained as samples, (iii) Active Materials used in testing (if applicable), and (iv) Active Materials received or dispensed in technical transfer activities or development activities during the applicable period, including without limitation, any regulatory, stability, validation or test Batches manufactured during the applicable period.
Quantity Converted: The total amount of Active Materials contained in the Products manufactured with the Quantity Dispensed (including any additional Products produced in accordance with Section 6.3(a) or 6.3(b)), delivered by Patheon, and not rejected, recalled or returned in accordance with Section 6.1or 6.2. Within [*] days after the end of each Year, Patheon will prepare an annual reconciliation of Active Materials on the reconciliation report form set forth in Exhibit D including the calculation of the "Actual Annual Yield" or "AAY" for the Product at the Manufacturing Site during the Year. AAY is the percentage of the Quantity Dispensed that was converted to Products and is calculated as follows:
Quantity Converted during the Year    x    100%
Quantity Dispensed during the Year
After Patheon has produced a minimum of [*] successful commercial production Batches of Product and has produced commercial production Batches for at least [*] at the Manufacturing Site (collectively, the "Target Yield Determination Batches"), the parties will work in good faith to agree on the target yield for the Product at the Manufacturing Site (each, a "Target Yield"). The Target Yield will be revised annually as agreed by the parties to reflect the actual manufacturing experience.
(b)    Shortfall Credit Calculation. The parties will agree in each Product Agreement to a specific Loss Tolerance Percentage, which will be used to calculate whether a shortfall in Active Material yield has occurred. If the Actual Annual Yield falls more than the agreed Loss Tolerance Percentage below the respective Target Yield in a Year, then the shortfall for the Year (the "Shortfall") for such Product will be calculated as follows:

Master Manufacturing Services Agreement

[*]
(c)    Credit for Shortfall. If there is a Shortfall for a Product in a Year, then Patheon will credit Client’s account for the amount of the Shortfall not later than [*] days after the end of the Year. Each credit under this Section 2.2(c) will be summarized on the reconciliation report form set forth in Exhibit D. Upon expiration or termination of a Product Agreement, any remaining credit owing under this Section will be paid to Client. The Annual Shortfall, if any, will be disclosed by Patheon on the reconciliation report form.
(d)    Maximum Credit. Patheon's liability for Active Materials calculated in accordance with this Section 2.2 [for any Product] in a Year will not exceed, in the aggregate, the Maximum Credit Value set forth in Schedule D to a Product Agreement.
(e)    No Material Breach. If Patheon has used commercially reasonable efforts to achieve the Target Yield and if the Actual Yield is not less than 80% of the Target Yield, it will not be a material breach of this Agreement by Patheon under Section 8.2(a) if the Actual Annual Yield is less than the Target Yield.
ARTICLE 3
CLIENT'S OBLIGATIONS
3.1Payment.
Client will pay Patheon for performing the Manufacturing Services according to the Prices specified in Schedules B and C in a Product Agreement. These Prices may be subject to adjustment under other parts of this Agreement. Client will also pay Patheon for any Bill Back Items.
3.2Active Materials and Qualification of Additional Sources of Supply.
(a)    Client will at its sole cost and expense deliver the Active Materials to Patheon in accordance with Section 2.1(g). If applicable, Patheon and Client will reasonably cooperate to permit the import of the Active Materials to the Manufacturing Site. Client’s obligation will include obtaining the proper release of the Active Materials from the applicable Customs Agency and Regulatory Authority. Client or Client’s designated broker will be the “Importer of Record” for Active Materials imported to the Manufacturing Site. [*] The Active Materials will be held by Patheon on behalf of Client as set forth in this Agreement. Title to the Active Materials will at all times remain the property of Client. Any Active Materials received by Patheon will only be used by Patheon to perform the Manufacturing Services. Client will be responsible for paying for all rejected Product that arises from defects in the Active Materials which could not be reasonably discoverable by Patheon using the test methods set forth in the Specifications.
(b)    If Client asks Patheon to qualify an additional source for an Active Material or any Component, Patheon may agree to evaluate the Active Material or Component to be supplied by the additional source to determine if it is suitable for use in the Product. The

Master Manufacturing Services Agreement

parties will agree on the scope of work to be performed by Patheon at Client’s cost. For an Active Material, this work at a minimum will include: (i) laboratory testing to confirm the Active Material meets existing specifications; (ii) manufacture of an experimental Batch of Product that will be placed on three months accelerated stability; and (iii) manufacture of a mutually agreed upon number of full-scale validation Batches that will be placed on concurrent stability (one Batch may be the registration Batch if manufactured at full scale). Section 6.1(d) will apply to all Product manufactured using the newly approved Active Material or Component because of the limited material characterization that is performed on additional sources of supply.
(c)    If will promptly advise Client if it encounters supply problems, including delays and/or delivery of non-conforming Active Material or Components from a Client designated additional source. Patheon and Client will cooperate to reduce or eliminate any supply problems from these additional sources of supply. Client will be obligated to re-qualify all Client designated sources of supply on an annual basis at its expense and will provide Patheon with copies of these annual re-qualifications. If Patheon agrees to qualify or re-qualify Client designated additional sources of supply on behalf of Client, it will do so at Client’s expense.
ARTICLE 4
CONVERSION FEES AND COMPONENT COSTS
4.1First Year Pricing.
The Price for the first Year will be listed in Schedules B and C in a Product Agreement and will be subject to the adjustments set forth in Sections 4.2 and 4.3. The Price may also be increased or decreased by Patheon at any time upon written notice to Client if there are changes to the underlying manufacturing, packaging or testing assumptions set forth in Schedule B of the Product Agreement that result in an increase or decrease in the cost of performing the Manufacturing Services.
4.2Price Adjustments – Subsequent Years’ Pricing.
After the first Year of the Product Agreement, Patheon may adjust the Price effective January 1st of each Year as follows:
(a)    Manufacturing and Stability Testing Costs. For Products manufactured in the United States or Puerto Rico, the conversion component of the Price and the annual stability testing costs may be adjusted to the extent of the preliminary number for any change in the Producer Price Index pcu325412325412 for Pharmaceutical Preparation Manufacturing (“PPI”) published by the United States Department of Labor, Bureau of Labor Statistics in August of the preceding Year compared to the final number for the same month of the Year prior to that, unless the parties otherwise agree in writing. On or before November 30 of each Year, Patheon will give Client a statement setting forth the calculation for the adjustment to be applied in calculating the Price for the next Year. For Products manufactured outside the United States or Puerto Rico, the conversion component of the

Master Manufacturing Services Agreement

Price and the annual stability testing costs may be adjusted to the extent of the corresponding changes using an inflation index to be agreed by the parties in the applicable Product Agreement.
(b)    Component Costs. If Patheon incurs an increase in Component costs during the Year, it may increase the Price for the next Year to pass through the additional Component costs at Patheon’s actual cost. [*] On or before November 30 of each Year, Patheon will give Client information about the increase or decrease in Component costs which will be applied to the calculation of the Price for the next Year together with reasonable documentation to demonstrate that the Price increase or decrease is justified. But Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers. Patheon will use commercially reasonable efforts to minimize Component costs.
(c)    Pricing Basis. Client acknowledges that the Price in any Year is quoted based upon the Annual Volume specified in Schedule B to each Product Agreement. The Price is subject to change if [*].
[*].On or before November 30 of each Year, Patheon will give Client a statement setting forth the information to be applied in calculating those cost increases for the next Year. But Patheon will not be required to give information to Client that is subject to obligations of confidentiality between Patheon and its suppliers.

(d)    Adjustments Due to Currency Fluctuations. If the parties agree in a Product Agreement to invoice in a currency other than the local currency for the Manufacturing Site, Patheon will adjust the Price to reflect currency fluctuations. The adjustment will be calculated after all other annual Price adjustments under this Section 4.2 have been made. The adjustment will proportionately reflect the increase or decrease, if any, in the Set Exchange Rate compared to the Set Exchange Rate established for the prior Year or the Initial Set Exchange Rate, as the case may be. An example of the calculation of the price adjustment (for a Canadian Manufacturing Site invoiced in USD) is set forth in Exhibit E.
(e)    Tier Pricing (if specified in a Product Agreement). If the pricing in Schedule B of a Product Agreement is set forth in Annual Volume tiers based upon Client’s volume forecasts under Section 5.1(a), the parties will estimate the Price in any Year based on Client’s [*] forecast provided pursuant to Section 5.1(a). Within [*] days of the end of each Year, the parties will reconcile the difference which may be payable by either party based on the Actual Ordered Product for the Year. If the Actual Ordered Product for the Year is in a tier with a higher cost than that used to calculate the Price for the Year, Client will pay Patheon the difference owed in accordance with Section 5.5. If the Actual Ordered Product for the year is in a tier with a lower cost than that used by the parties to estimate the Price for the year, Patheon will credit or refund, at Client’s option, Client for the overpayment.
(f)    For all Price adjustments under this Section 4.2, Patheon will deliver to Client on or before November 30 of each Year a revised Schedule B to the Product Agreement to be effective for Product delivered on or after the first day of the next Year. If in any Year Patheon would

Master Manufacturing Services Agreement

have been entitled to increase the Price based on any of the provisions of this Section 4.2 but Patheon did not exercise its right to do so, then at the expiry of any subsequent Year, Patheon will be entitled to make cumulative adjustments only for Product sold after the expiry of such Year, as set out in Section 4.2 to the extent of any permitted changes for all of the preceding Years since Patheon last adjusted the Price.
4.3Price Adjustments – Current Year Pricing.
During any Year, the Prices set out in Schedule B of a Product Agreement will be adjusted as follows:
Extraordinary Increases in Component Costs. If, at any time, market conditions result in Patheon's cost of Components being materially greater or less than normal forecasted changes, then the Price may be adjusted for any affected Product to solely to reflect the changes to the Component costs. Unless otherwise agreed in a Product Agreement, changes materially greater or less than normal forecasted increases will have occurred if: (i) the cost of a Component increases or decreases by [*] of the cost for that Component, as set forth in Schedule B to the applicable Product Agreement and subject to any prior adjustments made under Section 4.2(b); or (ii) the aggregate cost for all Components required to manufacture a Product increases or decreases by [*] of the total Component costs for the Product as set forth in Schedule B to applicable Product Agreement and subject to any prior adjustments made under Section 4.2(b). If Component costs have been previously adjusted to reflect an increase or decrease in the cost of one or more Components, the adjustments set out in (i) and (ii) above will operate based on the last cost adjustment for the Components.
For a Price adjustment under this Section 4.3, Patheon will deliver to Client a revised Schedule B to the Product Agreement and budgetary pricing information, adjusted Component costs or other documents reasonably sufficient to demonstrate that a Price adjustment is justified. Patheon will have no obligation to deliver any supporting documents that are subject to obligations of confidentiality between Patheon and its suppliers. The revised Price will be effective for any Product delivered on or after the first day of the month following Client’s receipt of the revised Schedule B to the Product Agreement.
4.4Adjustments Due to Technical Changes or Regulatory Authority Requirements.
For changes to the Specifications or manufacturing processes that are required by Applicable Laws ("Required Manufacturing Changes"), Patheon and Client will cooperate in making these changes and use commercially reasonable efforts to implement the changes promptly in a manner that minimizes any effect on the supply hereunder to Client of Product meeting Specifications. All costs associated with Required Manufacturing Changes directly related to the Manufacturing Site will be borne by Patheon. All other costs associated with Required Manufacturing Changes under this Agreement, including, without limitation, obsolete Components, Regulatory Filings, work in process, equipment and Product will be borne by Client. Amendments to the Specifications or the Quality Agreement requested by the Client that are not Required Manufacturing Changes ("Client Requested Changes") will only be implemented following a technical and cost review by Patheon and are subject to Client and Patheon reaching agreement as to revisions, if any, to the fees specified in Schedules B or C of the Product

Master Manufacturing Services Agreement

Agreement necessitated by the amendment. Amendments to the Specifications, the Quality Agreement or the Manufacturing Site requested by Patheon that are not Required Manufacturing Changes ("Patheon Requested Changes") will only be implemented following the approval of Client, this approval not to be unreasonably withheld, and the costs of the Patheon Requested Changes will be borne by Patheon. If Client accepts a proposed fee change, the proposed change in the Specifications will be implemented, and the fee change will become effective only for those orders of the Product that are manufactured in accordance with the revised Specifications. In addition, for Client Requested Changes, Client agrees to purchase, at Patheon's cost (including all costs incurred by Patheon in connection with the purchase and handling of the Inventory), all Inventory held under the "old" Specifications and purchased or maintained by Patheon in order to fill Firm Orders or in accordance with Section 5.2, to the extent that the Inventory can no longer be utilized under the revised Specifications. Open purchase orders for Components no longer required under any revised Specifications that were placed by Patheon in accordance with this Agreement with suppliers in order to fill Firm Orders or in accordance with Section 5.2 will be cancelled where possible, and where the orders are not subject to cancellation without penalty, will be assigned to and satisfied by Client.
4.5Multi-Country Packaging Requirements.
If Client decides to have Patheon perform Manufacturing Services for the Product for countries outside the Territory, then Client will inform Patheon of the packaging requirements for each new country and Patheon will prepare a quotation for consideration by Client of any additional costs for Components (other than Client-Supplied Components) and the change over fees for the Product destined for each new country. The agreed additional packaging requirements and related packaging costs and change over fees will be set out in a written amendment to this Agreement.
ARTICLE 5
ORDERS, SHIPMENT, INVOICING, PAYMENT
5.1Orders and Forecasts.
(a)    Long Term Forecast. When each Product Agreement is executed, Client will give Patheon a non-binding [*] year forecast of Client’s volume requirements for the Product for each Year during the term of the Product Agreement (the “Long Term Forecast”). The Long Term Forecast will thereafter be updated every six months (as of June 1 and December 1) during the Initial Product Term. If Patheon is unable to accommodate any portion of the Long Term Forecast, it will notify Client and the parties will agree on any revisions to the forecast.
(b)    Rolling [*] Month Forecast. When each Product Agreement is executed, Client will give Patheon a non-binding [*] month forecast of the volume of Product that Client expects to order in the first [*] months of commercial manufacture of the Product. This forecast will then be updated by Client on or before the [*] day of each month on a rolling forward basis. Client will update the forecast forthwith if it determines that the volumes estimated in the most recent forecast are anticipated to change by more than [*]. The most recent [*] month forecast will prevail over prior forecasts.

Master Manufacturing Services Agreement

(c)    Firm Orders. On or before the [*] day of each month Client will issue firm written orders (“Firm Orders”) for each Product from time to time at Client’s discretion to be produced and delivered to Client on a date not less than [*] months from the [*] date of the month immediately following the date that the Firm Order is submitted unless otherwise agreed in a Product Agreement. Firm Orders submitted to Patheon will specify Client’s purchase order number, quantities by Product, type of packaging, delivery schedule and any other elements necessary to ensure the timely production and shipment of each Product. The quantities of Product ordered in Firm Orders will be firm and binding on Client. Notwithstanding the foregoing, and subject to the availability of required Components, for each Product, Patheon will permit amendments and substitutions to Firm Orders issued by Client upon prior written notice to Patheon for Product packaging no more than [*] per Year. But Patheon will not accept these amendments or substitutions once manufacturing or packaging has commenced.
(d)    Acceptance of Firm Order. Firm Orders placed with Patheon by Client pursuant to the provisions of Section 5.1(b) will be acknowledged by Patheon in writing within [*] days of receipt thereof. Patheon will use commercially reasonable efforts to ensure that all Product ordered by Client in accordance with this Agreement will be shipped in accordance with the delivery dates specified in Client’s purchase order but in no event will the actual delivery date be more or less than five days from the date of delivery specified in Client’s purchase order. Patheon will notify Client promptly of any significant anticipated delay no later than [*] days prior to the delivery date.
(e)    Cancellation of a Firm Order. Client may cancel a Firm Order upon written notice to Patheon within the first [*] days of the firm period if Patheon has not started the manufacturing process under the Firm Order before receipt of the cancellation notice. If Client cancels a Firm Order in any other circumstances, Client will pay Patheon [*] of the Price for the Firm Order.
(f)    Controlled Substance Quota Requirements (if applicable). Client will give Patheon the information set forth below for obtaining any required DEA or equivalent agency quotas needed to perform the Manufacturing Services. Patheon will be responsible for management of DEA quota information in accordance with DEA regulations. Patheon and Client will cooperate to communicate the information and to assist each other in DEA information requirements related to the Product as follows: (i) as of [*] for the applicable Product, Client will provide to Patheon the next Year’s annual quota requirements for the Product; (ii) as of [*], Client will provide to Patheon any changes to the next Year’s quota requirements; (iii) Client will pro-actively communicate any changes to the quota requirements for the then-current Year reasonably in advance of the time for Patheon to file and finalize DEA filings supporting the changes; (iv) upon Patheon receiving the necessary forecast information from Client in order to request additional quota, Patheon will submit to the DEA, on a timely basis, all filings necessary to obtain DEA or equivalent agency quotas for Active Materials and will use commercially reasonable efforts to secure sufficient quota from the DEA so as to achieve Delivery Dates for Product as set forth in applicable purchase orders and forecasts submitted to Patheon by Client or its designee;

Master Manufacturing Services Agreement

and (v) Patheon will not be responsible for DEA’s refusal or failure to grant sufficient quota for reasons beyond the reasonable control of Patheon, provided that Patheon has met its obligations above. PATHEON ACKNOWLEDGES THAT TIME IS OF THE ESSENCE IN PERFORMING ITS OBLIGATIONS UNDER THIS PROVISION.
5.2Reliance by Patheon.
(a)    Client understands and acknowledges that Patheon will rely on the Firm Orders and rolling forecasts submitted under Sections 5.1(a), and (b) in ordering the Components (other than Client-Supplied Components) required to meet the Firm Orders. In addition, Client understands that to ensure an orderly supply of the Components, Patheon may want to purchase the Components in sufficient volumes to meet the production requirements for Products during part or all of the forecasted periods referred to in Section 5.1(a) or to meet the production requirements of any longer period agreed to by Patheon and Client. Accordingly, Client authorizes Patheon to purchase Components to satisfy the Manufacturing Services requirements for Products for the first [*] months contemplated in the most recent forecast given by Client under Section 5.1(a). Patheon may make other purchases of Components to meet Manufacturing Services requirements for longer periods if agreed to in writing by the parties. Client will give Patheon written authorization to order Components for any launch quantities of Product requested by Client which will be considered a Firm Order when accepted by Patheon.
(b)    Client will reimburse Patheon for the cost of Components ordered by Patheon under Firm Orders or under Section 5.2(a) that are not included in finished Products manufactured for Client within [*] months after the forecasted month for which the purchases have been made (or for a longer period as the parties may agree) or if the Components have expired or are rendered obsolete due to changes in artwork or applicable regulations during the period (collectively, “Obsolete Stock”). This reimbursement will include Patheon’s cost to purchase and destroy the Obsolete Stock. If any non-expired Components are used in Products subsequently manufactured for Client or in third party products manufactured by Patheon, Client will receive credit for any costs of those Components previously paid to Patheon by Client.
(c)    If Client fails to take possession or arrange for the destruction of non-expired Components within [*] months of purchase or, in the case of the delivery of conforming finished Product not accepted by Client within [*] of manufacture, Client will pay Patheon [*] per pallet, per month thereafter for storing the Components or finished Product. Storage fees for Components or Product which contain controlled substances or require refrigeration will be charged at [*] per pallet per month. Storage fees are subject to a one pallet minimum charge per month. Patheon may ship finished Product held by it longer than [*] to the Client at Client’s expense on [*] days written notice to the Client.
5.3Minimum Orders.
Client may only order Manufacturing Services for Batches of Products only in multiples of the Minimum Order Quantities as set out in Schedule B to each Product Agreement.
5.4Delivery and Shipping.

Master Manufacturing Services Agreement

Delivery of Products will be made [*] (Incoterms 2010) Patheon’s shipping point unless otherwise agreed in a Product Agreement. Risk of loss or of damage to Products will remain with Patheon until Patheon loads the Products onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to Client. Patheon will, in accordance with Client’s instructions and as agent for Client, arrange for shipping to be paid by Client. Client will arrange for insurance and will select the freight carrier used by Patheon to ship Products and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement. Products will be transported in accordance with the Specifications and Applicable Law.
5.5Invoices and Payment.
Invoices will be sent by fax or email to the fax number or email address given by Client to Patheon in writing. Unless otherwise agreed in a Product Agreement, invoices will be issued when the Product is manufactured and released by Patheon to Client, and in the case of invoices for stability studies, within [*] days of completion of the applicable study. Patheon will also submit to Client, with each shipment of Products, a duplicate copy of the invoice covering the shipment. Patheon will also provide Client with an invoice covering any Inventory or Components which are to be purchased by Client under Section 5.2 of this Agreement. Each invoice will, to the extent applicable, identify Client’s purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by Client. Unless otherwise agreed in a Product Agreement, Client will pay all invoices within [*] days of the date thereof. If any portion of an invoice is disputed, Client will pay Patheon for the undisputed amount and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable. Any amounts that are disputed by Client will not be due until ten days following the resolution of the dispute. Interest on undisputed past due accounts will accrue at [*] per month which is equal to an annual rate of [*].
ARTICLE 6
PRODUCT CLAIMS AND RECALLS
6.1Product Claims.
(a)    Product Claims. Client has the right to reject any portion of any shipment of Product that deviates from the Specifications or was not manufactured in accordance with cGMPs or Applicable Laws without invalidating any remainder of the shipment. Client or its designee will inspect the Products manufactured by Patheon upon receipt and will use commercially reasonable efforts to give Patheon written notice (a "Deficiency Notice") of all claims for Products that deviate from the Specifications, cGMPs, or Applicable Laws within [*] days after Client’s or its designee’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within [*] days after discovery by Client, but not after the expiration date of the Product). Should Client fail to give Patheon the Deficiency Notice within the applicable period, then the delivery will be deemed to have been accepted by Client on the [*] day after delivery or discovery, as applicable. Patheon will have no liability for any deviations for which it has not received notice within the applicable period.
(b)    Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon will have [*] days to advise Client by notice in writing that it disagrees with the contents of the Deficiency Notice. If

Master Manufacturing Services Agreement

Client and Patheon fail to agree within [*] days after Patheon's notice to Client as to whether any Products identified in the Deficiency Notice deviate from the Specifications, cGMPs, or Applicable Laws, then the parties will mutually select an independent laboratory to evaluate if the Products deviate from the Specifications, cGMPs, or Applicable Laws. This evaluation will be binding on the parties. If the evaluation certifies that any Products deviate from the Specifications, cGMPs, or Applicable Laws, Client may reject those Products in the manner contemplated in this Section 6.1 and Patheon will be responsible for the cost of the evaluation. If the evaluation does not so certify for any of the Products, then Client will be deemed to have accepted delivery of the Products on the [*] day after delivery (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, on the [*] day after discovery thereof by Client, but not after the expiration date of the Product) and Client will be responsible for the cost of the evaluation.
(c)    Shortages. If there is a shortage of Product in any shipment by Patheon, at Client’s election, Patheon will use its commercially reasonable efforts to make up the shortage at the next scheduled delivery date. But if the shortage is more than [*] of the quantity ordered for any individual package configuration, Patheon will use its commercially reasonable efforts to make up the shortage as soon as practical after the shortage is reported to Patheon, but no later than [*] days thereafter.
(d)    Product Rejection for Finished Product Specification Failure. Internal process specifications will be defined and agreed upon. If Patheon manufactures Product in accordance with the agreed upon process specifications, the batch production record, and Patheon’s standard operating procedures for manufacturing, and a batch or portion of batch of Product does not meet a finished Product specification, Client will pay Patheon the applicable fee per unit for the non-conforming Product. The API in the non-conforming Product will be included in the “Quantity Converted” for purposes of calculating the “Actual Annual Yield” under Section 2.2(a). For avoidance of doubt, any dispute arising with respect to this Section shall be resolved in accordance with Section 12.2.
6.2Product Recalls and Returns.
(a)    Records and Notice. Patheon and Client will each maintain records necessary to permit a Recall of any Products delivered to Client or customers of Client. Each party will notify the other by telephone (to be confirmed in writing) within [*] of any information which might affect the marketability, safety or effectiveness of the Products or which might result in the Recall or seizure of the Products. Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any Products in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client. "Recall" will mean any action (i) by Client to recover title to or possession of quantities of the Products sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Products from the market); or (ii) by any regulatory authorities to detain or destroy any of the Products. Recall will also include any action by either party to refrain from selling or shipping quantities of the Products to third parties which would be subject to a Recall if sold or shipped.
(b)    Recalls. If (i) any Regulatory Authority issues a directive, order or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled, (ii) a court of competent jurisdiction orders a Recall, or (iii) Client determines that any Product should be Recalled or

Master Manufacturing Services Agreement

that a "Dear Doctor" letter is required relating the restrictions on the use of any Product, Patheon will co-operate as reasonably required by Client, having regard to all applicable laws and regulations.
(c)    Product Returns. Client will have the responsibility for handling customer returns of the Products. Patheon will give Client any assistance that Client may reasonably require to handle the returns.
6.3Patheon’s Responsibility for Defective and Recalled Products.
(a)    Defective Product. If Client rejects Products under Section 6.1 and the deviation is determined to have arisen from Patheon’s failure to provide the Manufacturing Services in accordance with the Specifications, cGMPs, or Applicable Laws, Patheon will credit Client’s account for Patheon’s invoice price for the defective Products. If Client previously paid for the defective Products, Patheon will promptly, at Client’s election, either: (i) refund the invoice price for the defective Products; (ii) offset the amount paid against other amounts due to Patheon hereunder; or (iii) replace the Products with conforming Products, without Client being liable for payment therefor under Section 3.1, contingent upon the receipt from Client of all Active Materials and Client-Supplied Components required for the manufacture of the replacement Products. If the defective Products were manufactured using Client-Supplied Components, then Patheon will, as determined by Client, (i) refund the value of these Client-Supplied Components to Client or (ii) offset the amount paid against other amounts due to Patheon hereunder. For greater certainty, Patheon’s responsibility for any loss of Active Materials in defective Product will be captured and calculated in the Active Materials Yield under Section 2.2 and Client will receive a Shortfall Credit in connection therewith.
(b)    Recalled Product. To the extent a Recall or return results from, or arises out of, a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, or Applicable Laws, Patheon will be responsible for the documented out-of-pocket expenses of the Recall or return and will use its commercially reasonable efforts to replace the Recalled or returned Products with new Products, contingent upon the receipt from Client of all Active Materials and Client-Supplied Components required for the manufacture of the replacement Products. For greater certainty, Patheon’s responsibility for any loss of Active Materials in Recalled Product will be captured and calculated in the Active Materials Yield under Section 2.2. If Patheon is unable to replace the Recalled or returned Products (except where this inability results from a failure to receive the required Active Materials and Client-Supplied Components due to the fault of Client), then at Client’s request, Patheon will reimburse Client for the price that Client paid to Patheon for Manufacturing Services for the affected Products. Patheon will also be responsible for investigating all Recalls and returns (other than as a result of the expiration of the Product) resulting from Patheon’s failure to manufacture the Product in accordance with the Specifications, cGMPs, or Applicable Laws, at its own expense and Patheon will promptly report to Client in writing the results of this investigation. In all other circumstances, Recalls, returns, or other corrective actions will be made at Client's cost and expense.
(c)    Except as set forth in Sections 6.3(a) and (b) above, Patheon will not be liable to Client nor have any responsibility to Client for any deficiencies in, or other liabilities associated with, any Product manufactured by it in accordance with this Agreement, (collectively, "Product Claims"). For greater certainty but not limitation, except as set forth in Sections 6.3(a) and (b) above, Patheon will have no obligation for any Product Claims to the extent the Product Claim (i) is caused by deficiencies in the

Master Manufacturing Services Agreement

Specifications, the safety, efficacy, or marketability of the Products or any distribution thereof after delivery in accordance with Section 5.4, (ii) results from a defect in a Component that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications prior to use of the applicable Component in the performance of the Manufacturing Services, (iii) results from a defect in the Active Materials, Client-Supplied Components or Components supplied by a Client designated additional source that is not reasonably discoverable by Patheon using the test methods set forth in the Specifications, (iv) is caused by actions of third parties occurring after the Product is shipped by Patheon under Section 5.4, (v) is due to packaging design or labelling defects or omissions for which Patheon has no responsibility, (vi) is due to any unascertainable reason despite Patheon having performed the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, or (vii) is due to any breach by Client of its obligations under this Agreement.
6.4Disposition of Defective or Recalled Products.
Client will not dispose of any damaged, defective, returned, or Recalled Products for which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so. Alternatively, Patheon may instruct Client to return the Products to Patheon. Patheon will bear the cost of disposition for any damaged, defective, returned or Recalled Products for which it bears responsibility under Section 6.3. In all other circumstances, Client will bear the cost of disposition, including all applicable fees for Manufacturing Services, for any damaged, defective, returned, or Recalled Products.
6.5Healthcare Provider or Patient Questions and Complaints.
Client will have the sole responsibility for responding to questions and complaints from its customers. Questions or complaints received by Patheon from Client's customers, healthcare providers or patients will be promptly referred to Client. Patheon will co-operate as reasonably required to allow Client to determine the cause of and resolve any questions and complaints. This assistance will include follow-up investigations, including testing. In addition, Patheon will give Client all necessary information in Patheon’s possession or control that will enable Client to respond properly to questions or complaints about the Products as set forth in the Quality Agreement. If it is determined that the cause of the complaint resulted from a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws and any additional procedures agreed upon in writing by Patheon and Client or a breach of this Agreement by Patheon, all costs incurred under this Section 6.5 will be borne by Patheon. In all other circumstances, Client will bear the cost incurred under this Section 6.5.
6.6Sole Remedy.
Except for the indemnity set forth in Section 10.3 and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6 will be Client’s sole remedy for any failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws or any additional procedures agreed upon in writing by Client and Patheon.

Master Manufacturing Services Agreement

ARTICLE 7
CO-OPERATION
7.1Quarterly Review.
Each party will forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers will meet not less than quarterly to review the current status of the business relationship, including but not limited to, equipment and facilities updates, current and anticipated manufacturing capacity, planned work or changes to each Manufacturing Site and anticipated shut downs of each Manufacturing Site, and manage any issues that have arisen.
7.2Governmental Agencies.
Subject to Section 7.8 and Article 11, each party may communicate with any governmental agency, including but not limited to governmental agencies responsible for granting Regulatory Approval for the applicable Product, regarding such Product if, in the opinion of that party's counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation. Unless, in the reasonable opinion of its counsel, there is a legal prohibition against doing so, each party will permit the other party to accompany and take part in any communications with the agency, and to receive copies of all communications from the agency.
7.3Records and Accounting by Patheon.
    Patheon will keep records of the manufacture, testing, and shipping of the Products, and retain samples of the Products as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, as well as to assist with resolving Product complaints and other similar investigations. Unless otherwise agreed to in the Quality Agreement, copies of the records and samples will be retained for [*] following the date of Product expiry, or longer if required by Applicable Law, following which time Patheon may destroy such records or samples; provided, however, Patheon will notify Client in writing at least [*] days prior to such destruction and will retain or deliver such records or samples to Client, at Client’s option and expense, if Client so requests.
7.4Inspection.
Client may inspect Patheon reports and records relating to this Agreement during normal business hours and with reasonable advance notice, but a Patheon representative must be present during the inspection.
7.5Access.
Patheon will give Client reasonable access at agreed times to the areas of each Manufacturing Site in which a Product is manufactured, stored, handled, or shipped to permit Client to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs, and Applicable Laws. But, with the exception of “for-cause” audits, for each Product, Client will be limited each Year to [*], lasting no more than [*] days, and involving no more than [*] auditors. Client may request

Master Manufacturing Services Agreement

additional cGMP-type audits, additional audit days, or the participation of additional auditors subject to payment to Patheon of a fee of [*] for each additional audit day and [*] per audit day for each additional auditor. Patheon agrees to permit Client to review Patheon’s standard operating procedures for the manufacture of the Product and those associated with the general facilities, equipment or procedures required for compliance with cGMPs or DEA requirements. The right of access provided in this Section 7.5 will not include a right to access or inspect Patheon’s financial records. Patheon will use commercially reasonable efforts to obtain the right for Client to have similar inspection rights for Patheon’s third party Component suppliers. If deficiencies are found by Client during these inspections, the parties will promptly meet to discuss and resolve them and Client will be entitled to make reasonable follow up inspections to monitor correction of the deficiencies.
7.6Notification of Regulatory Inspections.
Patheon will notify Client within [*] of any inspections by or communications with, any governmental agency involving the Products. Patheon will furnish to Client within [*] all material information supplied to, or supplied by the governmental agency or third party supplier to the extent that the report relates to a Product or the ability of Patheon to supply a Product. Patheon will promptly correct any deficiencies noted by any governmental agency in these inspections. Patheon will also notify Client of receipt of any form 483’s or warning letters or any other significant regulatory action which Patheon’s quality assurance group determines could impact the regulatory status of the Products.
7.7Reports.
    Upon request, Patheon will supply on an annual basis all Product data, including release test results, complaint test results, and all investigations (in manufacturing, testing, and storage), that Client reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that Client is required to file with the FDA. Any additional report requested by Client beyond the scope of cGMPs and customary FDA requirements and beyond the scope of the reports provided by Section 2.2 will be subject to an additional fee to be agreed upon between Patheon and the Client.
7.8Regulatory Filings.
(a)    Regulatory Authority. Client will have the sole responsibility at Client’s expense for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture, distribution and sale of the Products (“Regulatory Approval”). Patheon will assist Client, to the extent consistent with Patheon’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture, distribution and sale of all Products as quickly as reasonably possible.
(b)    Verification of Data. Prior to filing any documents with any Regulatory Authority that incorporate data generated by Patheon, Client will give Patheon a copy of the documents incorporating this data to give Patheon the opportunity to verify the accuracy and regulatory validity of those documents as they relate to Patheon generated data. Patheon requires [*] days to perform this review but the parties may agree to a shorter time for the review as needed.

Master Manufacturing Services Agreement

(c)    Verification of CMC. Prior to filing with any Regulatory Authority any documentation which is or is equivalent to the Quality Module (Drug Product Section) of the Common Technical Document (all such documentation herein referred to as “CTD”) related to any Marketing Authorization, such as a US New Drug Application, US Abbreviated New Drug Application, US Biologics Licence Application, or EU Marketing Authorisation Application, Client will give Patheon a copy of the CTD as well as all supporting documents which have been relied upon to prepare the CTD. This disclosure will permit Patheon to verify that the CTD accurately describes the validation or scale-up work that Patheon has performed and the manufacturing processes that Patheon will perform under this Agreement. Patheon requires [*] days to perform this review but the parties may agree to a shorter time for the review as needed. Client will give Patheon copies of all relevant filings at the time of submission which contain CDT information regarding the Product.
(d)    Deficiencies. If, in Patheon’s good faith discretion, acting reasonably, Patheon determines that any of the information given by Client under clauses (b) and (c) above is inaccurate or deficient in any manner whatsoever (the "Deficiencies"), Patheon will notify Client in writing of the Deficiencies. The parties will work together to have the Deficiencies resolved prior to any pre-approval inspection.
(e)    Client Responsibility. For clarity, in reviewing the documents referred to in clause (b) above, Patheon’s role will be limited to verifying the accuracy of the description of the work undertaken or to be undertaken by Patheon. Subject to the foregoing, Patheon will not assume any responsibility for the accuracy of any application for receipt of an approval by a Regulatory Authority, except as to information provided by or verified by Patheon. Subject to Patheon’s obligation to cooperate with Client pursuant to the terms and conditions of this Agreement, Client is solely responsible for the preparation and filing of the application for approval by the Regulatory Authority.
7.9Inspection by Regulatory Authorities.
If Client does not give Patheon the documents requested under clauses (b) and (c) above within the time specified and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the Regulatory Authority until Patheon has reviewed the requested documents and is satisfied with their contents, but this review must be completed within [*] days of Patheon’s receipt of the documentation from Client.
ARTICLE 8
TERM AND TERMINATION
8.1Initial Term.
This Agreement will become effective as of the Effective Date and will continue until December 31, 2020 (the "Initial Term"), unless terminated earlier by one of the parties in accordance herewith. This Agreement will automatically renew after the Initial Term for successive terms of two Years each if there is a Product Agreement in effect, unless either party gives written notice to the other party of its intention to terminate this Agreement at least 18 months prior to the end of the then current term. In

Master Manufacturing Services Agreement

any event, the legal terms and conditions of this Agreement will continue to govern any Product Agreement in effect as provided in Section 1.2. Each Product Agreement will have an initial term of five years from the start of commercial manufacture at the Manufacturing Site for the Product unless the parties agree to a different number of years in the applicable Product Agreement (each, an “Initial Product Term”). Unless otherwise agreed in a particular Product Agreement, Product Agreements will automatically renew after the Initial Product Term for successive terms of two years each unless either party gives written notice to the other party of its intention to terminate the Product Agreement at least 18 months (the “Product Agreement Non-Renewal Notice Period”) prior to the end of the then current term. [*].
[*].
8.2Termination for Cause.
(a)    Either party at its sole option may terminate this Agreement or a Product Agreement upon written notice where the other party has failed to remedy a material breach of any of its representations, warranties, or other obligations under this Agreement or the applicable Product Agreement within 60 days following receipt of a written notice (the "Remediation Period") of the breach from the aggrieved party that expressly states that it is a notice under this Section 8.2(a) (a "Breach Notice"). The aggrieved party's right to terminate this Agreement or the applicable Product Agreement under this Section 8.2(a) may only be exercised for a period of 60 days following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party will be deemed to have waived the breach of the representation, warranty, or obligation described in the Breach Notice. The termination of a Product Agreement under this Section 8.2(a) will not affect this Agreement or any other Product Agreements where there has been no material breach of the other Product Agreements.
(b)    Either party at its sole option may immediately terminate this Agreement or a Product Agreement upon written notice, but without prior advance notice, to the other party if: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement or a Product Agreement is assigned by the other party for the benefit of creditors.
(c)    Client may terminate a Product Agreement upon 30 days' prior written notice if any Authority takes any action, or raises any objection, that prevents Client from importing, exporting, purchasing, or selling the Product. But if this occurs, Client must still fulfill all of its obligations under Section 8.4 below and under any Capital Equipment Agreement regarding the applicable Product.
(d)    Patheon may terminate this Agreement or a Product Agreement upon 12 months' prior written notice if Client assigns under Section 13.6 any of its rights under this Agreement or a Product Agreement to an assignee that (i), in the opinion of Patheon acting reasonably and in good faith, is unable to pay for Product it orders under this Agreement; or (ii) is a Patheon Competitor.

Master Manufacturing Services Agreement

8.3Termination by Client.
(a)    The Client may terminate this Agreement or any Product Agreement at any time upon 12 months’ prior written notice to Patheon.
(b)    For any Product that has not obtained Regulatory Authority approval at the time the applicable Product Agreement is executed, the Client may terminate the applicable Product Agreement at any time on 60 days prior written notice.
8.4Product Discontinuation.
Except as provided in Section 8.2(c), Client may terminate a Product Agreement upon 90 days’ prior written notice if it intends to no longer order Manufacturing Services for a Product due to this Product's discontinuance in the market.
8.5Obligations on Termination.
If a Product Agreement expires, or is terminated in whole or in part for any reason:
(a)    Client will take delivery of and pay for all undelivered Product that was manufactured and/or packaged in compliance with the Product Agreement and this Agreement under a Firm Order at the price in effect at the time the Firm Order was placed;
(b)    Client will purchase, at Patheon's cost (plus a [*] handling fee for Components), the Inventory applicable to the Products which was purchased, produced or maintained by Patheon in reliance on Firm Orders or in accordance with Section 5.2 prior to notice of termination being given;
(c)    Client will satisfy the purchase price payable under Patheon's orders with suppliers of Components, if the orders were made by Patheon in reliance on Firm Orders or in accordance with Section 5.2;
(d)    Patheon will return to Client all unused Active Materials (with shipping and related expenses, if any, to be borne by Client).
(e)    Client acknowledges that no Patheon Competitor will be permitted access to the Manufacturing Site; and
(f)    Client will make commercially reasonable efforts, at its own expense, to remove from Patheon site(s), within [*] days, all unused Active Material and Client-Supplied Components, all applicable Inventory and Materials (whether current or obsolete), supplies, undelivered Product, chattels, equipment or other moveable property owned by Client, related to the Agreement and located at a Patheon site or that is otherwise under Patheon’s care and control (“Client Property”). If Client fails to remove the Client Property within [*] days following the completion, termination, or expiration of the Product Agreement, Client will pay Patheon [*] per pallet, per month, [*] minimum (except that

Master Manufacturing Services Agreement

Client will pay [*] per pallet, per month, [*] minimum, for any of the Client Property that contains controlled substances, requires refrigeration or other special storage requirements) thereafter for storing the Client Property and will assume any third party storage charges invoiced to Patheon regarding the Client Property. Patheon will invoice Client for the storage charges as set forth in Section 5.5 of this Agreement.
(g)     In connection with the expiration or termination of this Agreement or any Product Agreement hereunder, at Client’s request, Patheon will provide assistance reasonably required to transfer the Manufacturing Services. Such assistance may include, without limitation, providing documents required for the Manufacturing Services, attending meetings (in person or via teleconference), and subject to the confidentiality provisions hereof, hosting a Manufacturing Site visit. Except in cases of termination by Client pursuant to Section 8.2, Client will reimburse Patheon for its costs incurred in providing such assistance in accordance with a tech transfer plan and budget negotiated in good faith and agreed upon by the parties.
Any, termination or expiration of this Agreement or a Product Agreement will not affect any outstanding obligations or payments due prior to the termination or expiration, nor will it prejudice any other remedies that the parties may have under this Agreement or a Product Agreement or any related Capital Equipment Agreement. For greater certainty, the termination or expiration of this Agreement or of a Product Agreement for any reason will not affect the obligations and responsibilities of the parties under Articles 9, 10 and 11 and Sections 5.4, 5.5, 8.5, 13.1, 13.2 and 13.3, all of which survive any termination or expiration.
ARTICLE 9
REPRESENTATIONS, WARRANTIES AND COVENANTS
9.1Authority.
Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.
9.2Client Warranties.
Client represents, and warrants that:
(a)    Non-Infringement.
(i)    Client has the right to disclose the Specifications to Patheon;
(ii)    any Client Intellectual Property, used by Patheon in performing the Manufacturing Services according to the Specifications (A) is Client’s or its Affiliate's property or is the subject of a license to Client, (B and to Client’s knowledge, does not infringe and will not infringe any Third Party Rights;

Master Manufacturing Services Agreement

(iii)    there are no actions or other legal proceedings against Client pending or threatened in writing alleging that the any of the Specifications, any of the Active Materials or Components, or the sale, use, or other disposition of any Product made in accordance with the Specifications as contemplated by this Agreement and the applicable Product Agreement infringes the Intellectual Property rights of any Third Party;
(b)    Quality and Compliance.
(i)    the Specifications for each Product conforms to the applicable regulatory approval;
(ii)    the Products, if labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs and Applicable Laws may be lawfully sold and distributed in every jurisdiction in which Client markets the Products;
(iii)    on the date of shipment, the API will conform to the specifications for the API that Client has given to Patheon and the API will be contained, packaged, and labelled in accordance with Applicable Law and the Specifications, and will conform to the affirmations of fact on the container.
9.3Patheon Warranties.
Patheon covenants, represents, and warrants that:
(a)    it will perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws and that any Product supplied by it hereunder at the time of shipment, will comply with the Specifications;
(b)    Patheon is not aware of any Intellectual Property of any third party that is necessary for Patheon to manufacture any Product as contemplated hereby;
(c)    The Active Material will not be used for any purposes beyond or different from the scope of the Manufacturing Services or otherwise in violation of the terms and conditions of this Agreement. Patheon acknowledges that certain of the Products are controlled under the Controlled Substances Act and, as such, are subject to regulations and restrictions concerning sale and distribution. Patheon agrees to comply with these regulations and restrictions, as well as any reasonable instructions from Client with respect to the use and storage of the Products. Without limiting the foregoing, (a) Patheon will obtain and/or maintain in force during the term of the Agreement all licenses and authorizations from the Drug Enforcement Administration or any other regulatory or governmental agency which are necessary for it to manufacture and possess these Products; and (b) Patheon will keep these Products in a secure location with access limited to authorized employees; and

Master Manufacturing Services Agreement

(d)    any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate's unencumbered property, (ii) may be lawfully used by Patheon, and (iii) does not infringe and will not infringe any Third Party Rights.
9.4Debarred Persons.
Patheon covenants that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b). Patheon represents that it does not currently have, and covenants that it will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the Federal Food, Drug, and Cosmetic Act (United States).
9.5Permits.
Client will be solely responsible for obtaining or maintaining, on a timely basis, any Regulatory Approvals for marketing the Products by Client or the Regulatory Approvals of the applicable Specifications, including, without limitation, all marketing and post-marketing approvals.
Patheon will be solely responsible for obtaining and maintain all permits, approvals and quotas necessary in order for Patheon to manufacture the Product in its facilities as contemplated hereby, and for those facilities themselves including all FDA Establishment Registrations or equivalent Registrations as applicable.
9.6    Compliance with Laws.
Each party, in connection with its performance under this Agreement, will comply with all Applicable Laws.
9.7No Warranty.
NEITHER PATHEON NOR THE CLIENT MAKES ANY WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. PATHEON MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY FOR THE PRODUCTS.
ARTICLE 10
REMEDIES AND INDEMNITIES
10.1Consequential Damages.
Under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, breach of statutory duty, or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business, or goodwill or (ii) for any other liability, damage, costs, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

Master Manufacturing Services Agreement

10.2Limitation of Liability.
Except as set forth in the applicable Product Agreement, certain liabilities of Patheon are limited as set forth in subsections (a) through (c), below.
(a)    Defective or Recalled Product. Patheon’s maximum aggregate liability to Client for any obligation to (i) refund, offset or replace any defective Product under Section 6.3(a) or (ii) replace any recalled Products under Section 6.3(b), will not exceed [*] of the Price for the defective or recalled Product as applicable. This Section 10.2(a) shall not be subject to Section 10.2(c).
(b)    Active Materials. Except as expressly set forth in Section 2.2, under no circumstances will Patheon be responsible for any loss or damage to the Active Materials. Patheon’s maximum responsibility for loss or damage to the Active Materials will not exceed the Maximum Credit Value set forth in Schedule D of a Product Agreement.
(c)    Maximum Liability. Except for Patheon’s indemnity obligations under Section 10.3 and any liability arising from Patheon’s breach of its confidentiality obligations under Article 11, or from its obligations related to Intellectual Property or from its willful misconduct, Patheon’s maximum liability to Client under this Agreement or any Product Agreement for any reason whatsoever, including, without limitation, any liability arising under Section 6.3(b) relating to the expenses of a Recall or Product return, or Section 2.2 hereof or resulting from any and all breaches of its representations, warranties, or any other obligations under this Agreement or any Product Agreement will not exceed on a per Product basis [*] of revenues per Year to Patheon under the applicable Product Agreement.
10.3Patheon Indemnity.
(a)    Patheon agrees to defend and indemnify Client, its Affiliates and their respective officers, employees, and agents against all losses, damages, costs, claims, demands, judgments and liability to, from and in favor of third parties (other than Affiliates) resulting from, or relating to any claim of (i) a failure by Patheon to perform the Manufacturing Services in accordance with the Specifications, cGMPs, and Applicable Laws, (ii) Patheon’s breach of its obligations under this Agreement or any Product Agreement, or (iii) Patheon’s negligence, gross negligence or willful misconduct, each except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence, gross negligence or wrongful act(s) of Client, its officers, employees, agents, or Affiliates.
(b)    If a claim occurs, Client will: (a) promptly notify Patheon of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with Patheon in the defense of the claim; and (d) permit Patheon to control the defense and settlement of the claim, all at Patheon's cost and expense.
10.4Client Indemnity.
(a)    Client agrees to defend and indemnify Patheon, its officers, employees, and agents against all losses, damages, costs, claims, demands, judgments and liability to, from and in favor of third parties (other than Affiliates) resulting from, or relating to any claim of (i) infringement or alleged infringement of any Third Party Rights in the Products, or any portion thereof, (ii) personal injury or

Master Manufacturing Services Agreement

property damage to the extent that the injury or damage is the result of a breach of this Agreement or any Product Agreement by Client, including, without limitation, any representation or warranty contained herein, (ii) product liability resulting in personal injury or property damage arising out of the Products that are labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs and Applicable Laws or (iii) Client’s negligence, gross negligence or willful misconduct, each except to the extent that the losses, damages, costs, claims, demands, judgments, and liability are due to the negligence, gross negligence or wrongful act(s) of Patheon, its officers, employees, or agents.
(b)     If a claim occurs, Patheon will: (a) promptly notify Client of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with Client in the defense of the claim; and (d) permit Client to control the defense and settlement of the claim, all at Client’s cost and expense.
10.5Reasonable Allocation of Risk.
This Agreement (including, without limitation, this Article 10) is reasonable and creates a reasonable allocation of risk having regard to the relative profits the parties each expect to derive from the Products. Patheon assumes only a limited degree of risk arising from the manufacture, distribution, and use of the Products because Client has developed and holds the marketing approval for the Products, Client requires Patheon to manufacture and label the Products strictly in accordance with the Specifications, and Client, not Patheon, is best positioned to inform and advise potential users about the circumstances and manner of use of the Products.
ARTICLE 11
CONFIDENTIALITY
11.1Confidential Information.
    “Confidential Information” means any information disclosed by the Disclosing Party to the Recipient (whether disclosed in oral, written, electronic or visual form), whether before the Effective Date or during the term hereof, that is non-public, confidential or proprietary including, without limitation, information relating to the Disclosing Party’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other Intellectual Property, its clients or client confidential information, finances, marketing, products and processes and all price quotations, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to manufacturing capabilities and operations. In addition, all analyses, compilations, studies, reports or other documents prepared by any party's Representatives containing the Confidential Information will be considered Confidential Information. Samples or materials provided hereunder as well as any and all information derived from the approved analysis of the samples or materials will also constitute Confidential Information. For the purposes of this ARTICLE 11, a party or its Representative receiving Confidential

Master Manufacturing Services Agreement

Information under this Agreement is a “Recipient,” and a party or its Representative disclosing Confidential Information under this Agreement is the “Disclosing Party.”
11.2Use of Confidential Information.
    The Recipient will use the Disclosing Party’s Confidential Information solely for the purpose of meeting its obligations under this Agreement. The Recipient will keep the Disclosing Party’s Confidential Information strictly confidential. As Recipient, Client will use the Confidential Information of Patheon solely for the purpose of performing its obligations hereunder and for obtaining the benefits hereof. As Recipient, Patheon will use the Confidential Information of Client solely for the purpose of performing its obligations hereunder. Each Party will not disclose the Disclosing Party’s Confidential Information in any manner whatsoever, in whole or in part, other than to those of its Representatives who (i) have a need to know the Confidential Information for the purpose of this Agreement; (ii) have been advised of the confidential nature of the Confidential Information and (iii) have obligations of confidentiality and non-use to the Recipient no less restrictive than those of this Agreement. Recipient will protect the Disclosing Party’s Confidential Information disclosed to it by using all reasonable precautions to prevent the unauthorized disclosure, dissemination or use of the Confidential Information, which precautions will in no event be less than those exercised by Recipient with respect to its own confidential or proprietary Confidential Information of a similar nature.
11.3Exclusions.
    The obligations of confidentiality will not apply to the extent that the information:
(a)    is or becomes publicly known through no breach of this Agreement by the Recipient or its Representatives;
(b)    is in the Recipient's possession at the time of disclosure by the Disclosing Party other than as a result of the Recipient's breach of any legal obligation;
(c)    is or becomes known to the Recipient on a non-confidential basis through disclosure by sources, other than the Disclosing Party, having the legal right to disclose the Confidential Information, provided that the other source is not known by the Recipient to be bound by any obligations (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party with respect to the Confidential Information;
(d)    is independently developed by the Recipient without use of or reference to the Disclosing Party's Confidential Information as evidenced by Recipient’s written records; or
(e)    is expressly authorized for release by the written authorization of the Disclosing Party.
    Any combination of information which comprises part of the Confidential Information are not exempt from the obligations of confidentiality merely because individual parts of that Confidential Information were publicly known, in the Recipient’s possession, or received by the Recipient, unless the combination itself was publicly known, in the Recipient’s possession, or received by the Recipient.

Master Manufacturing Services Agreement

11.4Photographs and Recordings.
    Neither party will take any photographs or videos of the other party’s facilities, materials, Product, equipment or processes, nor use any other audio or visual recording equipment (such as camera phones) while at the other party’s facilities, without that party’s express written consent.
11.5Permitted Disclosure.
    Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information of the Disclosing Party to the extent required, in the reasonable opinion of counsel, in response to a valid order of a court or other governmental body or as required by law, regulation or stock exchange rule. But the Recipient will advise the Disclosing Party in advance of the disclosure to the extent practicable and permissible by the order, law, regulation or stock exchange rule and any other applicable law, will reasonably cooperate with the Disclosing Party, if requested, in seeking an appropriate protective order or other remedy, and will otherwise continue to perform its obligations of confidentiality set out herein. If any public disclosure is required by law, the parties will consult concerning the form of announcement prior to the public disclosure being made.
11.6Return of Confidential Information.
    Upon the written request of the Disclosing Party, the Recipient will promptly return the Disclosing Party’s Confidential Information to the Disclosing Party or, if the Disclosing Party directs, destroy all of the Disclosing Party’s Confidential Information disclosed in or reduced to tangible form including any copies thereof and any summaries, compilations, analyses or other notes derived from the Disclosing Party’s Confidential Information except for one copy which may be maintained by the Recipient for its records. The retained copy will remain subject to all confidentiality provisions contained in this Agreement.
11.7Remedies.
    The parties acknowledge that monetary damages may not be sufficient to remedy a breach by either party of this Article 11 and agree that the non-breaching party will be entitled to seek specific performance, injunctive and/or other equitable relief to prevent breaches of this Article 2 and to specifically enforce the provisions hereof in addition to any other remedies available at law or in equity. These remedies will not be the exclusive remedies for breach of this Article 11 but will be in addition to any and all other remedies available at law or in equity.
ARTICLE 12
DISPUTE RESOLUTION
12.1Commercial Disputes.
If any dispute arises out of or in connection with this Agreement or any Product Agreement (other than a dispute under Section 6.1(b) or a Technical Dispute, as defined herein), the parties will first try to resolve it amicably. In that regard, any party may send a notice of dispute to the

Master Manufacturing Services Agreement

other, and each party will appoint, within [*] Business Days from receipt of the notice of dispute, a single representative having full power and authority to resolve the dispute. The representatives will meet as necessary in order to resolve the dispute. If the representatives fail to resolve the matter within [*] from their appointment, or if a party fails to appoint a representative within the [*] Business Day period set forth above, the dispute will immediately be referred to the Chief Operating Officer or Executive Vice President (or another officer as he/she may designate) of each party who will meet and discuss as necessary to try to resolve the dispute amicably. Should the parties fail to reach a resolution under this Section 12.1, the dispute will be referred to a court of competent jurisdiction in accordance with Section 13.16.
12.2Technical Dispute Resolution.
If a dispute arises (other than disputes under Sections (b) or 12.1) between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage, or other activities under this Agreement (a "Technical Dispute"), the parties will make all reasonable efforts to resolve the dispute by amicable negotiations. In that regard, senior representatives of each party will, as soon as possible and in any event no later than [*] Business Days after a written request from either party to the other, meet in good faith to resolve any Technical Dispute. If the parties cannot agree that a dispute is a Technical Dispute, Section 12.1 will prevail. For greater certainty, the parties agree that the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including Exhibit A) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.
ARTICLE 13
MISCELLANEOUS
13.1.Inventions.
(a)    For the term of this Agreement, Client hereby grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property which Patheon must use in order to perform the Manufacturing Services solely for the manufacture of the Products for Client.
(b)    All Intellectual Property generated or derived by Patheon while performing the Manufacturing Services, to the extent it is specific to the development, manufacture, use, and sale of any of Client’s Products that are the subject of the Manufacturing Services, will be the exclusive property of Client.
(c)    All Patheon Intellectual Property will be the exclusive property of Patheon. Patheon hereby grants to Client a perpetual, irrevocable, non-exclusive, paid-up, royalty-free, transferable license to use the Patheon Intellectual Property used by Patheon to perform the Manufacturing Services to enable Client to manufacture the Product(s).
(d)    Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.

Master Manufacturing Services Agreement

(e)    Either party will give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Products or processes or technology owned or otherwise controlled by the party.
(f)    Each party agrees and acknowledges that it will not acquire by virtue of this Agreement any interest in or any trademarks or trade names of the other party but Client will have the right to identify Patheon as the manufacturer of the Products.
13.2Intellectual Property.
Neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement. Each party agrees to execute all applications, assignments or other instruments reasonably requested by the other party, in order for that party to establish its ownership of the Intellectual Property and to obtain whatever protection for the Intellectual Property, including patent and copyright rights, in any and all countries on the Intellectual Property as the requesting party will determine. Each party further agrees to cooperate fully with the other party in the process of securing and enforcing the other party’s rights to the Intellectual Property, as applicable.
13.3Insurance.
Each party will maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of three years thereafter. This insurance will have policy limits of not less than (i) [*] for each occurrence for personal injury or property damage liability; and (ii) [*] in the aggregate per annum for product and completed operations liability. If requested each party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. The insurance certificate will further provide for a minimum of [*] days' written notice to the insured of a cancellation of, or material change in, the insurance. If a party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will forthwith notify the other party in writing and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.
13.4Independent Contractors.
The parties are independent contractors and this Agreement and any Product Agreement will not be construed to create between Patheon and Client any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.
13.5No Waiver.

Master Manufacturing Services Agreement

Neither party’s failure to require the other party to comply with any provision of this Agreement or any Product Agreement will be deemed a waiver of the provision or any other provision of this Agreement or any Product Agreement, with the exception of Sections 6.1 and 8.2 of this Agreement.
13.6Assignment.
(a)    Patheon may not assign this Agreement or any Product Agreement or any of its associated rights or obligations without the written consent of Client, this consent not to be unreasonably withheld. Patheon may subcontract any part of the Manufacturing Services under a Product Agreement to any of its Affiliates but Patheon will remain fully liable to Client for the Affiliate’s performance.
(b)    Subject to Section 8.2(d), Client may assign this Agreement or any Product Agreement or any of its associated rights or obligations without approval from Patheon. But Client will give Patheon prompt written notice of any assignment, any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement or the Product Agreement.
(c)    Despite the foregoing provisions of this Section 13.6, either party may assign this Agreement or any Product Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business, but the assignee must execute an agreement with the non-assigning party whereby it agrees to be bound hereunder.
13.7Force Majeure.
Neither party will be liable for the failure to perform its obligations under this Agreement or any Product Agreement if the failure is caused by an event beyond that party's reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, lack of or inability to obtain fuel, power or components, or compliance with any order or regulation of any government entity acting within colour of right (a "Force Majeure Event"). A party claiming a right to excused performance under this Section 13.7 will immediately notify the other party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance. Neither party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement or any Product Agreement.
13.8Additional Product.
Additional Products may be added to, or existing Products deleted from, any Product Agreement by amendments to the Product Agreement including Schedules A, B, C, and D as applicable.
13.9Notices.
Unless otherwise agreed in a Product Agreement, any notice, approval, instruction or other written communication required or permitted hereunder will be sufficient if made or given to the

Master Manufacturing Services Agreement

other party by personal delivery, by telecopy, facsimile communication, or internationally-recognized overnight courier or by sending the same by first class mail, postage prepaid to the respective addresses, telecopy or facsimile numbers set forth below:
If to Client:
Jazz Pharmaceuticals Ireland Limited
Fourth Floor, Connaught House
One Burlington Road
Dublin 4, Ireland
Attention: Head of Supply Chain
Facsimile No.: [*]
With a copy to:
Jazz Pharmaceuticals
3180 Porter Drive
Palo Alto, CA 94304
Attention: Legal
Facsimile No.: [*]
If to Patheon:
Patheon Pharmaceuticals Inc.
2110 East Galbraith Road
Cincinnati, OH 45237-1625
Attention: [*]
Facsimile No.: [*]
With a copy to:
Patheon Inc.
4721 Emperor Boulevard
Research Triangle Park,
NC 27703
Attention: [*]
Telecopier No.: [*]
or to any other addresses, telecopy or facsimile numbers given to the other party in accordance with the terms of this Section 13.9. Notices or written communications made or given by personal delivery, telecopy, or facsimile, will be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States, Canada, or European Union mail, postage prepaid or upon receipt, whichever is sooner.

Master Manufacturing Services Agreement

13.10Severability.
If any provision of this Agreement or any Product Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.
13.11Entire Agreement.
This Agreement, together with the applicable Product Agreements and Quality Agreements constitute the full, complete, final and integrated agreement between the parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings concerning the subject matter hereof. Any modification, amendment, or supplement to this Agreement or any Product Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents will be this Agreement, the Product Agreement, and the Quality Agreement but the Product Agreement will prevail where it specifically states the intent to prevail over this Agreement. If a topic or subject is addressed in two or more of the foregoing agreements, and it is possible to meet the obligations under both or all of these agreements without violating the terms of either or any agreement, then the terms of both or all of the agreements will apply and be met.
13.12Other Terms.
No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement or any Product Agreement, regardless of any failure of Client or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement or the applicable Product Agreement and is signed by both parties.
13.13No Third Party Benefit or Right.
For greater certainty, nothing in this Agreement or any Product Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement or any Product Agreement.
13.14Execution in Counterparts.
This Agreement and any Product Agreement may be executed in two or more counterparts, by original or facsimile or “pdf” signature, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
13.15Use of Client Name.
Patheon will not make any use of Client’s name, trademarks or logo or any variations thereof, alone or with any other word or words, without the prior written consent of Client.

Master Manufacturing Services Agreement

13.16Taxes.
(a)    Client will bear all taxes, duties, levies and similar charges (and any related interest and penalties) ("Tax" or "Taxes"), however designated, imposed as a result of the provision by the Patheon of Services under this Agreement, except:
(i)    any Tax based on net income or gross income that is imposed on Patheon by its jurisdiction of formation or incorporation ("Resident Jurisdiction");
(ii)    any Tax based on net income or gross income that is imposed on Patheon by jurisdictions other than its Resident Jurisdiction if this tax is based on a permanent establishment of Patheon; and
(iii)    any Tax that is recoverable by Patheon in the ordinary course of business for purchases made by Patheon in the course of providing its Services, such as Value Added Tax (as more fully defined in subparagraph (d) below), Goods & Services Tax ("GST") and similar taxes.
(b)    If Client is required to bear a tax, duty, levy or similar charge under this Agreement by any state, federal, provincial or foreign government, including, but not limited to, Value Added Tax, Client will pay the tax, duty, levy or similar charge and any additional amounts to the appropriate taxing authority as are necessary to ensure that the net amounts received by Patheon hereunder after all such payments or withholdings equal the amounts to which Patheon is otherwise entitled under this Agreement as if the tax, duty, levy or similar charge did not exist.
(c)    Patheon will not collect an otherwise applicable tax if Client's purchase is exempt from Patheon's collection of the tax and a valid tax exemption certificate is furnished by Client to Patheon.
(d)    If subparagraph 13.16(a)(iii) does not apply, any payment due under this Agreement for the provision of Services to Client by Patheon is exclusive of value added taxes, turnover taxes, sales taxes or similar taxes, including any related interest and penalties (hereinafter all referred to as "VAT"). If any VAT is payable on a Service supplied by Patheon to Client under this Agreement, this VAT will be added to the invoice amount and will be for the account of (and reimbursable to Patheon by) Client. If VAT on the supplies of Patheon is payable by Client under a reverse charge procedure (i.e., shifting of liability, accounting or payment requirement to recipient of supplies), Client will ensure that Patheon will not effectively be held liable for this VAT by the relevant taxing authorities or other parties. Where applicable, Patheon will use its reasonable commercial efforts to ensure that its invoices to Client are issued in such a way that these invoices meet the requirements for deduction of input VAT by Client, if Client is permitted by law to do so.
(e)    Any Tax that Client pays, or is required to pay, but which Client believes should properly be paid by Patheon pursuant hereto may not be offset against sums due by Client to Patheon whether due pursuant to this Agreement or otherwise.

Master Manufacturing Services Agreement

13.17Governing Law.
This Agreement and any Product Agreement, unless otherwise agreed by the parties in the Product Agreement, will be construed and enforced in accordance with the laws of the State of New York and the laws of the United States of America applicable therein. The UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.
[Signature page to follow]

Master Manufacturing Services Agreement

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

PATHEON PHARMACEUTICALS INC.

By:	/s/ Francis P. McCune
Name:	Francis P. McCune
Title:	Secretary

JAZZ PHARMACEUTICALS IRELAND LIMITED

By:	/s/ Shawn Mindus
Name:	Shawn Mindus
Title:	VP, Head of Ireland Finance

Master Manufacturing Services Agreement

APPENDIX 1
FORM OF PRODUCT AGREEMENT
(Includes Schedules A to D)

PRODUCT AGREEMENT
This Product Agreement (this “Product Agreement”) is issued under the Master Manufacturing Services Agreement dated October 1, 2015 between Patheon Pharmaceuticals Inc., and Jazz Pharmaceuticals Ireland Limited (the “Master Agreement”), and is entered into [insert effective date] (the “Effective Date”), between Patheon Pharmaceuticals Inc., [or applicable Patheon Affiliate], a corporation existing under the laws of the State of Delaware [or applicable founding jurisdiction for Patheon Affiliate], having a principal place of business at 2110 East Galbraith Road, Cincinnati, OH 45237-1625 [or Patheon Affiliate address] (“Patheon”) and [insert Client name, legal entity, founding jurisdiction and address] (“Client”).
The terms and conditions of the Master Agreement are incorporated herein except to the extent this Product Agreement expressly references the specific provision in the Master Agreement to be modified by this Product Agreement. All capitalized terms that are used but not defined in this Product Agreement will have the respective meanings given to them in the Master Agreement.
The Schedules to this Product Agreement are incorporated into and will be construed in accordance with the terms of this Product Agreement.

1.Product List and Specifications (See Schedule A attached hereto)
2.Minimum Order Quantity, Annual Volume, and Price (See Schedule B attached hereto)
3.    Annual Stability Testing and Validation Activities (if applicable) (See Schedule C attached hereto)
4.    Active Materials, Active Materials Credit Value, and Maximum Credit Value (See Schedule D attached hereto)
5.    Business Day (if different from a Business Day at the Manufacturing Site under the definition in Section 1.3 of the Master Agreement)
6.    Manufacturing Site: (insert address of Patheon Manufacturing Site where the Manufacturing Services will be performed)
7.    Territory: (insert the description of the Territory here)
8.    Loss Tolerance Percentage (per Section 2.2(b) of the Master Agreement)

Master Manufacturing Services Agreement

9.    Extraordinary Increase in Component Cost materiality percentage (if different from the [*] that is stated in Section 4.3 of the Master Agreement)
10.    Yearly Forecasted Volume: (insert for sterile products if applicable under Section 4.2.1)
11.    Delivery Date Under Firm Order (if different from the three month period set forth in Section 5.1(c) of the Master Agreement)
12.    Payment Terms: (if different from Section 5.5 of the Master Agreement)
13.    Governing Law: (if applicable under Section 13.17 of the Master Agreement)
14.    Inflation Index: (if applicable under Section 4.2(a) of the Master Agreement for Products manufactured outside of the Unites States or Puerto Rico)
15.    Currency: (if applicable under Section 1.4 of the Master Agreement)
16.    Initial Set Exchange Rate: (if applicable under Section 4.2(d) of the Master Agreement)
17.    Initial Product Term: (if applicable under Section 8.1 of the Master Agreement)
18.    Notices: (if applicable under Section 13.9 of the Master Agreement)
19.    Other Modifications to the Master Agreement: (if applicable under Section 1.2 of the Master Agreement)
________________________________________

Master Manufacturing Services Agreement

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Product Agreement as of the Effective Date set forth above.

PATHEON PHARMACEUTICALS INC. [or applicable Patheon Affiliate]

By:
Name:
Title:

JAZZ PHARMACEUTICALS IRELAND LIMITED [or applicable Jazz Affiliate]

By:
Name:
Title:

Master Manufacturing Services Agreement

SCHEDULE A
PRODUCT LIST AND SPECIFICATIONS
Product List
[insert product list]

Specifications
Prior to the start of commercial manufacturing of Product under this Agreement Client will give Patheon the originally executed copies of the Specifications as approved by the applicable Regulatory Authority. If the Specifications received are subsequently amended, then the parties will follow the process set forth in the Quality Agreement.

Master Manufacturing Services Agreement

SCHEDULE B
MINIMUM ORDER QUANTITY, ANNUAL VOLUME, AND PRICE
[*]

Master Manufacturing Services Agreement

[*]

Master Manufacturing Services Agreement

SCHEDULE C
ANNUAL STABILITY TESTING [and VALIDATION ACTIVITIES (if applicable)]
Patheon and Client will agree in writing on any stability testing to be performed by Patheon on the Products. This agreement will specify the commercial and Product stability protocols applicable to the stability testing and the fees payable by Client for this testing.
[NTD: Schedule C should clearly indicate when and/or under what conditions Patheon’s responsibility to perform stability testing will end]

Master Manufacturing Services Agreement

SCHEDULE D
ACTIVE MATERIALS

Active Materials	Supplier

ACTIVE MATERIALS CREDIT VALUE
The Active Materials Credit Value will be as follows:

PRODUCT	ACTIVE MATERIALS	ACTIVE MATERIALS CREDIT VALUE
[*]

MAXIMUM CREDIT VALUE
Patheon's liability for Active Materials calculated in accordance with Section 2.2 of the Master Agreement [for any Product] in a Year will not exceed, in the aggregate, the maximum credit value set forth below:

PRODUCT	MAXIMUM CREDIT VALUE

[End of Product Agreement]

Master Manufacturing Services Agreement

EXHIBIT A
TECHNICAL DISPUTE RESOLUTION
Technical Disputes which cannot be resolved by negotiation as provided in Section 12.2 will be resolved in the following manner:
1.Appointment of Expert. Within [*] Business Days after a party requests under Section 12.2 that an expert be appointed to resolve a Technical Dispute, the parties will jointly appoint a mutually acceptable expert with experience and expertise in the subject matter of the dispute. If the parties are unable to so agree within the [*] Manufacturing Site Business Day period, or in the event of disclosure of a conflict by an expert under Paragraph 2 hereof which results in the parties not confirming the appointment of the expert, then an expert (willing to act in that capacity hereunder) will be appointed by an experienced arbitrator on the roster of the American Arbitration Association.
2.Conflicts of Interest. Any person appointed as an expert will be entitled to act and continue to act as an expert even if at the time of his appointment or at any time before he gives his determination, he has or may have some interest or duty which conflicts or may conflict with his appointment if before accepting the appointment (or as soon as practicable after he becomes aware of the conflict or potential conflict) he fully discloses the interest or duty and the parties will, after the disclosure, have confirmed his appointment.
3.Not Arbitrator. No expert will be deemed to be an arbitrator and the provisions of the American Arbitration Act or of any other applicable statute (foreign or domestic) and the law relating to arbitration will not apply to the expert or the expert's determination or the procedure by which the expert reaches his determination under this Exhibit A.
4.Procedure. Where an expert is appointed:
(a)    Timing. The expert will be so appointed on condition that (i) he promptly fixes a reasonable time and place for receiving representations, submissions or information from the parties and that he issues the authorizations to the parties and any relevant third party for the proper conduct of his determination and any hearing and (ii) he renders his decision (with full reasons) within [*] Business Days (or another other date as the parties and the expert may agree) after receipt of all information requested by him under Paragraph 4(b) hereof.
(b)    Disclosure of Evidence. The parties undertake one to the other to give to any expert all the evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him which they will disclose promptly and in any event within [*] Business Days of a written request from the relevant expert to do so.
(c)    Advisors. Each party may appoint any counsel, consultants and advisors as it feels appropriate to assist the expert in his determination and so as to present their respective cases so that at all times the parties will co-operate and seek to narrow and limit the issues to be determined.

Master Manufacturing Services Agreement

(d)    Appointment of New Expert. If within the time specified in Paragraph 4(a) above the expert will not have rendered a decision in accordance with his appointment, a new expert may (at the request of either party) be appointed and the appointment of the existing expert will thereupon cease for the purposes of determining the matter at issue between the parties save this if the existing expert renders his decision with full reasons prior to the appointment of the new expert, then this decision will have effect and the proposed appointment of the new expert will be withdrawn.
(e)    Final and Binding. The determination of the expert will, except for fraud or manifest error, be final and binding upon the parties.
(f)    Costs. Each party will bear its own costs for any matter referred to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert will be shared equally by the parties.
For greater certainty, the release of the Products for sale or distribution under the applicable marketing approval for the Products will not by itself indicate compliance by Patheon with its obligations for the Manufacturing Services and further that nothing in this Agreement (including this Exhibit A) will remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement) to determine whether the Products are to be released for sale or distribution.

Master Manufacturing Services Agreement

EXHIBIT B
[Reserved]

Master Manufacturing Services Agreement

EXHIBIT C
QUARTERLY ACTIVE MATERIALS INVENTORY REPORT
TO:    JAZZ PHARMACEUTICALS IRELAND LIMITED

FROM:    PATHEON PHARMACEUTICALS INC. [or applicable Patheon entity]

RE:    Active Materials quarterly inventory report under Section 2.2(a) of the Master Manufacturing Services Agreement dated October 1, 2015 (the "Agreement")

Reporting quarter:

Active Materials on hand at beginning of quarter:		kg	(A)

Active Materials on hand at end of quarter:		kg	(B)

Quantity Received during quarter:		kg	(C)

[*]

Quantity Converted during quarter:		kg
(total Active Materials in Products produced and not rejected, recalled or returned)

Capitalized terms used in this report have the meanings given to the terms in the Agreement.

PATHEON PHARMACEUTICALS INC.	DATE:
[or applicable Patheon Affiliate]

Per:
Name:
Title:

Master Manufacturing Services Agreement

EXHIBIT D
REPORT OF ANNUAL ACTIVE MATERIALS INVENTORY RECONCILIATION
AND CALCULATION OF ACTUAL ANNUAL YIELD
TO:    JAZZ PHARMACEUTICALS IRELAND LIMITED

FROM:    PATHEON PHARMACEUTICALS INC. [or applicable Patheon entity]

RE:    Active Materials annual inventory reconciliation report and calculation of Actual Annual Yield under Section 2.2(a) of the Master Manufacturing Services Agreement dated October 1, 2015 (the "Agreement")

Reporting Year ending:

Active Materials on hand at beginning of Year:		kg	(A)

Active Materials on hand at end of Year:		kg	(B)

Quantity Received during Year:		kg	(C)

[*]

Quantity Converted during Year:		kg	(E)
(total Active Materials in Products produced and not rejected, recalled or returned)

Active Materials Credit Value:	$	/kg	(F)

Target Yield:		%	(G)

Actual Annual Yield:		%	(H)
((E ∕ D) * 100)

Master Manufacturing Services Agreement

[*]

Based on the foregoing reimbursement calculation Patheon will reimburse Client the amount of $            .

Capitalized terms used in this report have the meanings given to the terms in the Agreement.

DATE:

PATHEON PHARMACEUTICALS INC.
[or applicable Patheon Affiliate]

Per:
Name:
Title:

Master Manufacturing Services Agreement

EXHIBIT E
EXAMPLE OF PRICE ADJUSTMENT DUE TO CURRENCY FLUCTUATION
Section 4.2(d)